UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2007

The Medicines Company

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31191	04-3324394
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Campus Drive
Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 656-1616

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 1, 2007, The Medicines Company (the “Company”) entered into a series of  agreements with Nycomed Danmark ApS (“Nycomed”) (collectively, the “Agreements”) pursuant to which the Company re-acquired all rights with respect to distribution and marketing of the Company’s product Angiox ® (bivalirudin) in Europe and the former Soviet republics (the “Territory”).  Angiox is marketed under the name Angiomax® in the United States and various other countries.  Prior to entering into the Agreements, Nycomed served as the exclusive distributor of Angiox in the Territory pursuant to a Sales, Marketing and Distribution Agreement, dated March 25, 2002, as amended (the “Prior Distribution Agreement”).  The Territory does not include Spain, Greece and Portugal, which are covered by another third party distributor.

Pursuant to the Agreements, the Company and Nycomed terminated the Prior Distribution Agreement and agreed to transition to the Company the Angiox rights held by Nycomed. Under these arrangements, the Company assumed control of the marketing of Angiox immediately and Nycomed agreed to provide, on a transitional basis, sales operations services until the end of 2007 and product distribution services into 2008.

Termination and Transition Agreement

In addition to terminating the Prior Distribution Agreement, under the Termination and Transition Agreement entered into by the parties, the parties agreed that Nycomed would continue to pursue the regulatory filings which Nycomed has made with respect to Angiox in the Territory as directed by the Company and to transfer to the Company regulatory approvals with respect to Angiox in the Territory.  Nycomed also assigned to the Company Nycomed’s rights in trademarks, copyrights and know-how with respect to Angiox in the Territory and agreed to assign Nycomed’s domain names with respect to Angiox in the Territory. Nycomed also agreed to seek to transition to the Company Nycomed's rights and obligations for certain clinical trials and studies being conducted with respect to Angiox.

The parties have established a Product Transition Committee (“PTC”) to monitor the transition activities under the Agreements.  If the PTC cannot reach consensus on decisions, the Company will have final authority, except that it may not unilaterally amend the Agreements, require Nycomed to allocate people to perform the services described in the Services Agreement beyond the agreed-upon Commitment (as defined below) or require Nycomed to violate the law or any third party contract.

The term of the Termination and Transition Agreement will continue to June 30, 2008 (the “Transition Period”).  However, the Company may terminate the Transition Period earlier at any time in the first half of 2008, or the Company may extend the Transition Period through December 31, 2008 if all regulatory approvals necessary for the Company to promote and distribute Angiox have not been received by the Company by June 30, 2008 due to government delays.

Under the Termination and Transition Agreement, the Company paid Nycomed $20 million on July 2, 2007 and agreed to pay Nycomed:

•      $15 million on January 15, 2008;

•      $5 million on the earlier of June 30, 2008 and the end of the Transition Period; and

•      $5 million if the Company obtains European Commission approval to market Angiox for acute coronary syndromes by December 31, 2009, if such approval is substantially based on the results of the ACUITY clinical trial and on a positive opinion from the Committee for Human Medicinal Products given by December 31, 2008.  This $5 million approval milestone payment will be reduced by 50% of the cost of any clinical trials required to be conducted by the Company as a condition of and prior to approval.

The Company has also agreed to pay certain of Nycomed’s costs for transferring the regulatory approvals and intellectual property to the Company and certain costs relating to certain clinical trials and studies and certain regulatory proceedings with respect to Angiox.

In connection with entering into the Agreements, each party released the other from all claims that might be directly brought against the other party under the Prior Distribution Agreement, but did not release the other from liability for any payments owed under the Prior Distribution Agreement or any third party claims that might be brought as a result of the other party’s breach of, or indemnity obligations under, the Prior Distribution Agreement.  Each party will indemnify the other for claims arising out of the indemnifying party’s breach of any of the Agreements or its negligent act in performing under its obligations under the Agreements.

Distribution Agreement

Under the Distribution Agreement entered into by the parties, Nycomed was re-appointed as the Company’s exclusive distributor of Angiox in the Territory for the Transition Period.  During the Transition Period, Nycomed will handle importation, warehousing, logistics, packaging, labeling, QA, order entry, booking of sales, billing and collection.

The Distribution Agreement will expire at the end of the Transition Period, although the Company may terminate the Distribution Agreement in its entirety, on a country-by-country basis or on an activity-by-activity basis, at any time upon 30 days prior written notice.

Under the terms of the Distribution Agreement, vials of Angiox will be shipped to Nycomed based on the Company’s belief as to anticipated demand for Angiox in the Territory for the remaining term of the Distribution Agreement.  Nycomed will not pay any amount up-front for these vials.  Instead, Nycomed will pay to the Company a specified percentage of Nycomed’s net sales of Angiox, less any up-front amount paid by Nycomed to the Company for sold vials which were obtained by Nycomed prior to July 1, 2007.

Upon termination of the Distribution Agreement if any vials remain in Nycomed’s inventory, the Company would purchase from Nycomed all saleable vials of Angiox at the price paid by Nycomed to the Company for such vials of Angiox.

As in the Prior Distribution Agreement, the Company will indemnify Nycomed for any product liability or intellectual property infringement claims arising from Angiox, and Nycomed will indemnify the Company for claims due to Nycomed’s unauthorized representations or warranties.

Services Agreement

Under the Services Agreement entered into by the parties, Nycomed has agreed for a period ending on December 31, 2007 to perform detailing and other selling, sales management, product/marketing management, medical advisor, international marketing and certain pharmacovigilance services (collectively, the “Services”) in accordance with an agreed upon marketing plan.

The Company has agreed to pay Nycomed’s personnel costs, plus an agreed upon markup, for the performance of the Services, in accordance with a budget detailed by country and function (the “Commitment”).  Nycomed may not add personnel to the Commitment, but may transfer or terminate, without replacement, certain personnel.  In addition, the Company has agreed to pay Nycomed’s costs, in accordance with a specified budget, for performing specified promotional activities during the term of the Services Agreement.

The Services Agreement expires on December 31, 2007, although the Company may extend the Services Agreement to a date on or prior to June 30, 2008 with respect to certain countries in which Angiox is being marketed as of December 31, 2007.  Notwithstanding the foregoing, the Services Agreement will terminate at the end of the Transition Period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MEDICINES COMPANY

Date: July 6, 2007	By:	/s/ Glenn P. Sblendorio

Glenn P. Sblendorio Executive Vice President and Chief Financial Officer